LETTER AGREEMENT

AMG River Road International Value Equity Fund

Investment Advisory Agreement

August 16, 2021

AMG Funds LLC

One Stamford Plaza

263 Tresser Boulevard, Suite 949

Stamford, Connecticut 06901

Attn: Compliance

Re:	Investment Advisory Agreement between AMG Funds IV (the “Trust”) and AMG Funds LLC (the “Adviser”), dated as of May 30, 2014, and as amended from time to time (the “Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 15 of the Advisory Agreement, the Trust hereby notifies you that Schedule B to the Advisory Agreement is amended, effective as of the date hereof, to reflect a revised advisory fee (the “New Advisory Fee”) that has been agreed to by the Trust and the Adviser with respect to AMG River Road International Value Equity Fund (formerly AMG River Road Long-Short Fund), a series of the Trust. Attached as Appendix A is an amendment to Schedule B to the Advisory Agreement setting forth the annual fee AMG River Road International Value Equity Fund will pay to the Adviser pursuant to Section 7 of the Advisory Agreement. Appendix A supplements and supersedes any information to the contrary relating to AMG River Road International Value Equity Fund in Schedule B to the Advisory Agreement.

Please acknowledge your agreement to the New Advisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds IV

By:	/s/ Thomas G. Disbrow
Name: Thomas G. Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: August 16, 2021

Appendix A

AMENDMENT TO SCHEDULE B

Fund	Fee Rate
AMG River Road International Value Equity Fund (formerly AMG River Road Long-Short Fund)	0.53% of the Fund’s average daily net assets